UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 18, 2013

SENOMYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4767 Nexus Centre Drive
San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 646-8300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Planned Retirement of Kent Snyder as Chief Executive Officer

On September 18, 2013, Mr. Kent Snyder notified our Board of Directors of his intention to retire from the position of Chief Executive Officer of Senomyx, Inc., or the Company, effective as of January 2, 2014. Mr. Snyder will continue to serve as Chairman of the Company’s Board of Directors following his retirement.

Mr. Snyder will remain eligible to receive a cash incentive bonus under the Company’s 2013 Executive Bonus Plan, or the 2013 Bonus Plan, based on his target bonus of 60% of his base salary (as in effect for the 2013 calendar year), regardless of his employment status as of the date of the determination of the bonus payout or the bonus payment date. The determination of Mr. Snyder’s actual bonus, if any, remains subject to the final determination by the Compensation Committee of the Board, or the Committee, of the Company’s 2013 corporate goals achievement, but in any event will be determined for Mr. Snyder using the same methodology applied to all of the Company’s officers (other than the target bonus amount).  Following his retirement, in his role as the Company’s Chairman of the Board of Directors, Mr. Snyder will receive cash and equity compensation in accordance with the Company’s non-employee director compensation policy, the details of which are included in the Company’s Definitive Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 24, 2013.

On September 24, 2013, the Company issued a press release announcing the anticipated retirement of Mr. Snyder from the position of Chief Executive Officer. A copy of the press release is filed with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

Appointment of John Poyhonen as Chief Executive Officer and Director

On September 24, 2013, the Board announced that it has appointed John Poyhonen, age 53, to succeed Mr. Snyder as Chief Executive Officer of the Company effective as of January 2, 2014. Mr. Poyhonen will also join the Board of Directors at the time he assumes the role of CEO and he will remain the Company’s President.

Mr. Poyhonen joined Senomyx in October 2003 as Vice President and Chief Business Officer and was named Vice President and Chief Business and Financial Officer in April 2004. He was promoted to President and COO in September 2009.  From 1996 until October 2003, Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, a Pfizer company, most recently as Vice President of National Sales and previously as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas.

In connection with and effective as of his appointment as the Company’s Chief Executive Officer, Mr. Poyhonen’s annual base salary for 2014 will be increased to $500,000 and his target bonus will be set at 60% of his 2014 annual base salary.  In addition, Mr. Poyhonen will receive a stock option to purchase 500,000 shares of the Company’s common stock, granted effective as of the first 15th of the month following his appointment.  The stock option will terminate ten years after the grant date or earlier in the event Mr. Poyhonen’s service to the Company is terminated and will have an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the last market trading day prior to the effective date of grant. Subject to Mr. Poyhonen’s continued service to the Company, 25% of the shares of common stock subject to the stock option vest on the first anniversary of the date of grant, and the remaining shares vest monthly over the following three years; subject to suspension of vesting during periods of certain extended leaves.  Lastly, if the Company terminates Mr. Poyhonen’s employment for any reason other than cause, he will be entitled to one year’s salary from the date of termination and Mr. Poyhonen’s existing Change in Control Agreement will be modified such that under the revised terms, if his employment is terminated by the Company without cause or by him for good reason within one month prior or 18 months after a change in control, then Mr. Poyhonen will be entitled to immediate vesting in full of his stock options and a lump sum payment equal to 150% of the sum of (i) his annual salary in effect on the date of termination, and (ii) his last annual bonus received prior to the date of termination.

In the above-referenced press release issued on September 24 2013 and attached hereto as Exhibit 99.1, the Company announced that the Board has appointed John Poyhonen to succeed Mr. Snyder as Chief Executive Officer of the Company and to join the Board as a director at that time.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Senomyx, Inc. dated September 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ ANTONY ROGERS
Antony Rogers
Senior Vice President and Chief Financial Officer

Date:  September 24, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Senomyx, Inc. dated September 24, 2013